Executive Incentive Plan

Eligible Participants and Performance Targets -- 2006

The Compensation Committee (the "Committee") of CECO Environmental Corp. (the "Company") has approved the following terms for the fiscal year 2006 under the Executive Incentive Compensation Plan (the "Plan") of the Company.

  Eligible participants for 2006: President and COO Richard J. Blum, CFO and Vice President Dennis W. Blazer, and Senior Vice President David D. Blum (the "Participants"). Such Participants will participate in both the Objective Bonus and Individual Bonus, as such term are hereinafter defined.

  There will be two Performance Targets -- An objective target based on achievement of a financial goal (the "Objective Bonus") and a target based on achievement of an individual goal ("Individual Bonus") to determine the aggregate bonus awarded under the Plan (the Objective Bonus and the Individual Bonus collectively, the "Bonus").

  Calculation of Objective Bonus-- A bonus pool based on achievement of a target shall be determined and shared among the Participants for the Objective Bonus as set forth below.

A. The target (the "Target") is income from operations before executive bonuses ("IFOBEB") as set forth in the approved fiscal year business plan. For 2006 this target is $3,750,000. The fiscal business plan must include the incentive compensation expense and the actual income from operations must be net of such expense. The actual IFO ("Actual IFO") shall be determined as of the end of the fiscal year by the Company's regular accountants.

B. Calculation of the Objective Bonus pool (the "Bonus Pool"):

      If the amount of the Actual IFOBEB is less than the amount of the Target there will be no Bonus Pool and no Participant shall receive an Objective Bonus.

2. If the amount of the Actual IFOBEB is in excess of 100% of the amount of the Target, the Bonus Pool will be an amount equal to the sum of (i) 20% of the aggregate amount of the eligible participants' Base Salaries, as may be prorated to account for partial year participation, plus (ii) 10% of the amount by which of the IFOBEB exceeds the amount of the Target.

3. For 2006, the IFOBEB objective will be capped at $5,000,000.

C. The Bonus Pool will be divided proportionately among the Participants on the basis of the relative Base Salary of each Participant as it relates to the aggregate total Base Salaries of all Participants. If any participant is employed for only a portion of a fiscal year, the division of the Bonus Pool will be calculated using the Base Salary of such Participant provided that any such Participant's portion shall then be subject to reduction pursuant to Section 5.

D. The Committee, in consultation with the Company's regular accountants, shall determine the amount of the Objective Bonus to be paid to each Participant, and such determination shall be final and binding.

4. Calculation of Individual Bonus:

    Each Participant is required to submit one written measurable goal to the Committee no later than January 15, 2006, or such other date approved by the Committee, which must be approved by their respective supervisors and the Committee. This goal is to be outside of their the normal day-to-day duties, but extremely important to the success of the Company. Individual goals may be modified or replaced throughout the course of the year as circumstances warrant, subject to the approval of the Committee in consultation with management.

B. At year-end, each Participant's performance against their individual goal is to be evaluated by their respective supervisors and such evaluation shall be submitted to the Committee. Based upon this evaluation, the supervisor will recommend a percentage (0% - 100%) of the Individual Bonus to be paid, with the maximum Individual Bonus to be achieved equal to 10% of such Participant's Base Salary.

    The amount of the Individual Bonus awarded is in the sole discretion of the Committee.

5. Additional terms:

A. Participants who are no longer employed as of December 31, 2006 will not receive any Bonus under the Plan and such Participant's Base Salary shall not be used in calculating the Bonus Pool, except as may be provided in a separate written agreement with a Participant, in which event such Participant's Base Salary, as pro-rated based on number of months of participation, shall be used in calculating the Bonus Pool and any Bonus for such terminated Participant will be pro-rated based upon his or her number of months of participation in the Plan during the fiscal year, as determined by the Committee.

B. The Individual Bonus target for a new employee who is approved by the Committee as a Participant for 2006 after the date hereof will be based upon his or her annual salary on the date of hire. Any Bonus for such new Employee may or may not be pro-rated based upon his or her number of months of participation in the Plan during the fiscal year, as determined by the Committee, provided, that if a new employee is hired with a bonus guarantee by the Company, such employee will not be allowed to participate in the Plan until the fiscal year in which his or her guarantee is no longer in affect.

C. The Individual Bonus for a Participant who is demoted will be reassessed and will be subject to pro-ration by the Committee.

D. "Base Salary" or "Base Salaries" as used herein shall be the base salaries of Participants as of January 1, 2006.